Exhibit (a)(5)(C)

FOR IMMEDIATE RELEASE

Contact:
Rick Moberg
Aware, Inc.
781-276-4000

Aware, Inc. Announces Preliminary Results of
Dutch Auction Tender Offer

BEDFORD, MASS. - April 20, 2009 - Aware, Inc. (NASDAQ: AWRE), a leading supplier of broadband technology and biometrics software, today announced the preliminary results of its modified Dutch Auction tender offer, which expired at 5 p.m., New York City time, on Friday, April 17, 2009.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, Aware expects to purchase approximately 3,696,072 shares of its common stock (including the associated preferred share purchase rights) at a price of $2.60 per share, for a total cost of approximately $9.6 million (excluding fees and expenses relating to the tender offer). The approximately 3,696,072 shares expected to be purchased are comprised of the 3,500,000 shares Aware offered to purchase and approximately 196,072 shares to be purchased pursuant to Aware’s right to purchase up to an additional 2% of the shares outstanding immediately prior to the commencement of the tender offer. The approximately 3,696,072 shares expected to be purchased represent approximately 15.8% of the shares outstanding on April 17, 2009.

These results reflect that a total of approximately 3,696,072 shares of common stock (including the associated preferred share purchase rights) were validly tendered and not withdrawn at a price of $2.60 or less per share, including approximately 198,333 shares tendered by notice of guaranteed delivery. Stockholders who tendered their shares by delivering a notice of guaranteed delivery prior to the expiration of the tender offer must deliver the related shares and required documents to the depositary within three business days of their execution of the notice of guaranteed delivery.

Aware, Inc. Announces Preliminary Results of Dutch Auction Tender Offer	Page 2

The number of shares to be purchased and the price per share under the tender offer are preliminary. Final results for the tender offer will be determined following the expiration of the guaranteed delivery period subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares to be purchased and the price per share will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase, and return of all other shares tendered and not purchased, will commence promptly thereafter.

Georgeson Securities Corporation is acting as the dealer manager for the tender offer and the information agent is Georgeson Inc. For questions and information about the tender offer, please call the information agent toll-free at (800) 262-0158.

About Aware, Inc.
Aware is a leading technology supplier for the telecommunications and biometrics industries. For more than ten years, Aware has pioneered innovations at telecommunications standards-setting organizations and continues to develop and market DSL silicon intellectual property and test and diagnostics products. Its StratiPHY™ IP product line supports DSL standards, including ADSL2+ and VDSL2, and has been broadly licensed to leading semiconductor companies. Telecom equipment vendors and phone companies use Aware's DSL test and diagnostics modules and Dr. DSL® software to help provision DSL circuits globally. Aware is also a veteran of the biometrics industry, providing biometric and imaging software components used in government systems worldwide since 1992. Aware's interoperable, standard-compliant, field-proven imaging products are used in a number of applications, from border management to criminal justice to medical imaging. Aware is a publicly held company (NASDAQ: AWRE) based in Bedford, Massachusetts. www.aware.com

Forward-Looking Statements
This press release contains forward-looking statements, including, among others, statements relating to the results of the tender offer. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ materially due to various factors such as an unexpected number of shares improperly tendered or withdrawn or other variations in the depositary’s preliminary count statements regarding the expected number of shares to be purchased, the proration factor, and the price per share. For further details of these risks, you should read our filings with the Securities and Exchange Commission related to the tender offer, including our Schedule TO and the documents referred to therein.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Aware, Dr. DSL and StratiPHY are trademarks or registered trademarks of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: aware@aware.com